Exhibit 99
WIRELESS RONIN REPORTS 2006 FOURTH QUARTER AND FULL YEAR RESULTS
2006 Highlights Include:
•	More than 340 percent increase in revenue from 2005

•	Gross margin expansion to 51 percent

•	Improved balance sheet and liquidity

•	Growth in strategic reseller relationships
MINNEAPOLIS – February 16, 2007 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN) today announced its financial results for the 2006 fourth quarter and full year. The company reported revenue of $1.2 million for the fourth quarter of 2006, in comparison to $0.2 million during the fourth quarter of 2005, a net loss of $8.5 million compared to net loss $1.5 million last year, and a basic and diluted loss per share of $2.33 compared to $1.98 last year. The increase in net loss for the 2006 fourth quarter was primarily attributable to increased operating costs as well as higher interest expense. The greater amount of interest expense was due to higher debt levels, the early retirement of long- and short-term debt and the recording of additional beneficial conversion during the period. The majority of the interest expense was non-cash. The increase in basic and diluted loss per share was due primarily to the increase in interest expense and operating costs, reduced by the increase in shares outstanding. Fourth-quarter results also include costs of approximately $166,000 after-tax, or $0.05 per basic and diluted share, of stock option non-cash expense related to FAS123R. The company adopted FAS123R for reporting purposes in the first quarter of 2006.
Jeffrey Mack, Wireless Ronin Technologies, Inc. chairman, president and chief executive officer said, “I am excited by our accomplishments in the fourth quarter and the progress we made toward our future profitability objectives. During the quarter and the year, we improved sales and gross margin levels, significantly added to our sales pipeline, invested in technology improvements and took steps to better position our company for the future. The closing of our initial public offering in November allowed us to reduce our debt and interest expense going forward, improve liquidity and create a solid platform for growth.”
Full Year 2006 Results
For the 2006 full year, the company reported revenue of $3.1 million compared to $0.7 million in 2005, a net loss of $14.8 million compared to a net loss of $4.8 million last year, and a basic and diluted loss per share of $9.71 compared to $7.18 last year. The increase in net loss during 2006 is primarily attributable to increased operating expenses as well as higher interest expense. The greater amount of interest expense was due to higher debt levels, the early retirement of long- and short-term debt and the recording of additional beneficial conversion during the year. The increase in basic and diluted loss per share was due primarily to the increase in interest expense and operating costs and reduced by the increase in shares outstanding. The 2006 results also included costs of approximately $787,000 after-tax, or $0.52 per basic and diluted share, of stock option non-cash expense related to FAS123R. The company adopted FAS123R for reporting purposes in the first quarter of 2006.

Other items
In 2006, gross margins averaged 50.9 percent, as compared to a gross margin loss of 32.3 percent in 2005. The change reflected increased sales activity, a decrease in costs associated with inventory reductions due to obsolescence and the recognition of certain license fees in 2006.
General and administrative expense during the 2006 fourth quarter was $1.1 million compared to $0.5 million during the same period last year, primarily reflecting higher staffing levels. Increased expenses also resulted from higher professional services fees and FAS123R related expenses.
Cash and marketable securities at the end of 2006 was approximately $15.5 million compared to $0.1 million at the end of 2005, reflecting proceeds from the company’s initial public offering. Due to the company’s loss carryforward position, it does not currently pay income taxes.
The company has provided historical data for the statement of operations in an attachment called “Supplemental Data.” This schedule shows each of the four quarters of 2006 for the major income statement items for purposes of year-over-year comparisons going forward.
Full Year 2007 Guidance and Business Outlook
For year 2007, Wireless Ronin Technologies anticipates revenue in the range of $15 to $20 million.
“Last year was truly a transitional year for the company and we achieved several key milestones”, concluded Mack. “We dramatically expanded sales and deepened our strategic relationships with our reseller partners and invested in product development. With the successful completion of our IPO during the fourth quarter, we streamlined our balance sheet to support our highly leverageable business model and achieve our financial goals. We enter 2007 excited at the opportunities that we see to grow market share and reach our targeted profitability objectives.”
A conference call to review the fourth quarter and full-year results is scheduled for today at 9:00 a.m. (CST). A live Webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate Web site at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A Webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 8437091. The conference call archive will be available through March 2, 2007.

About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast, a complete software solution designed to address the evolving digital signage marketplace. RoninCast provides clients with the ability to manage a digital signage network from one-central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services are offered by Wireless Ronin to support RoninCast including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Capital Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our anticipated revenue, our expected profitability and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our estimates of future expenses, revenue and profitability; trends affecting our financial condition and results of operations; our ability to obtain customer orders; the availability and terms of additional capital; our ability to develop new products; our dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, on January 26, 2007.
CONTACTS:

Investors
John Witham — CFO
jwitham@wirelessronin.com
(952) 224-8114
Media
Holly Heitkamp
hheitkamp@wirelessronin.com
(952) 224-8110

WIRELESS RONIN® TECHNOLOGIES, INC.
BALANCE SHEETS — DECEMBER 31, 2006 and 2005 (UNAUDITED)

	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,273,388	$134,587
Marketable securities — held to maturity	7,193,511	—
Accounts receivable, net	1,128,730	216,380
Inventories	255,850	391,503
Prepaid expenses and other current assets	148,024	25,717

Total current assets	16,999,503	768,187

PROPERTY AND EQUIPMENT, net	523,838	384,221

OTHER ASSETS
Deposits	22,586	17,591
Deferred financing costs, net	—	143,172

Total other assets	22,586	160,763

TOTAL ASSETS	$17,545,927	$1,313,171

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Bank lines of credit and notes payable	$—	$844,599
Short-term notes payable — related parties	—	64,605
Current maturities of long-term obligations	106,311	1,402,616
Current maturities of long-term obligations — related parties	—	3,000,000
Accounts payable	948,808	306,528
Deferred revenue	202,871	1,087,426
Accrued liabilities	394,697	544,704

Total current liabilities	1,652,687	7,250,478

LONG-TERM LIABILITIES
Notes payable, less current maturities	155,456	970,861
Notes payable — related parties, less current maturities	—	697,300

Total long-term liabilities	155,456	1,668,161

Total liabilities	1,808,143	8,918,639

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT)
Capital stock, $0.01 par value, 66,666,667 shares authorized Preferred stock, 16,666,667 shares authorized, no shares issued and outstanding at December 31, 2006 and 2005	—	—
Common stock, 50,000,000 shares authorized; 9,825,621, and 784,037 shares issued and outstanding at December 31, 2006 and 2005, respectively	98,256	7,840
Additional paid-in capital	49,056,509	11,032,668
Accumulated deficit	(33,433,713)	(18,645,976)
Accumulated other comprehensive income	16,732	—

Total shareholders’ equity (deficit)	15,737,784	(7,605,468)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$17,545,927	$1,313,171

WIRELESS RONIN® TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS – YEARS ENDED DECEMBER 31, 2006 and 2005
(UNAUDITED)

	Year Ended		Fourth Quarter
	2006	2005	2006	2005
Sales
Hardware	$1,852,678	$576,566	$889,128	$120,267
Software	1,107,913	66,572	266,667	16,771
Services and other	184,798	67,078	72,180	30,723

Total sales	3,145,389	710,216	1,227,975	167,761

Cost of sales
Hardware	1,429,585	517,503	723,816	147,887
Software	—	—	—	(825)
Services and other	78,272	32,156	18,777	8,015
Inventory lower of cost or market adjustment	37,410	390,247	37,410	390,247

Total cost of sales	1,545,267	939,906	780,003	545,324

Gross profit (loss)	1,600,122	(229,690)	447,972	(377,563)

Operating expenses:
Sales and marketing expenses	1,462,667	1,198,629	404,875	276,194
Research and development expenses	875,821	881,515	251,936	203,262
General and administrative expenses	3,579,968	1,690,601	1,097,185	482,131

Total operating expenses	5,918,456	3,770,745	1,753,996	961,587

Operating loss	(4,318,334)	(4,000,435)	(1,306,024)	(1,339,150)

Other income (expenses):
Interest expense	(10,124,216)	(804,665)	(7,174,595)	(130,558)
Loss on debt modification	(367,153)	—	—	—
Interest income	21,915	1,375	13,081	45
Other	51	13,800	(1,912)	(4,053)

	(10,469,403)	(789,490)	(7,163,426)	(134,566)

Net loss	$(14,787,737)	$(4,789,925)	$(8,469,452)	$(1,473,716)

Basic and diluted loss per common share	$(9.71)	$(7.18)	$(2.33)	$(1.98)

Weighted average basic and diluted shares outstanding	1,522,836	666,712	3,634,614	744,046

WIRELESS RONIN® TECHNOLOGIES, INC.
2006 SUPPLEMENTARY QUARTERLY FINANCIAL DATA

Income (Loss) Statement	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Sales	$601,565	$332,661	$983,188	$1,227,975	$3,145,389

Cost of sales	227,188	206,743	331,333	780,003	1,545,267

Operating Expenses	1,656,819	1,294,466	1,213,172	1,753,999	5,918,456

Interest expense	651,038	1,063,312	1,235,271	7,174,595	10,124,216

Loss on debt modification	0	0	367,153	0	367,153

Other	(837)	(6,209)	(3,750)	(11,170)	(21,966)

Net Loss	($1,932,643)	($2,225,651)	($2,159,991)	($8,469,452)	($14,787,737)

FASB 123R	$373,568	$156,105	$91,735	$165,806	$787,214
(included in Operating Expenses)
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